Exhibit 10.30

BODY CENTRAL ACQUISITION CORP.

Jerrold Rosenbaum

6730 Epping Forest Way North

Jacksonville, FL  32217

September       , 2010

Re:          Body Central Acquisition Corp. Board of Directors

Dear Jerrold:

We look forward to your continued service on the Board of Directors (the “Board”) of Body Central Acquisition Corp., a Delaware corporation (the “Company”).  By this letter, we would like to confirm our mutual understanding of the terms of your service, including certain details regarding your Board compensation.  Assuming the Company completes its contemplated initial public offering (the “IPO”), you have agreed to continue to serve as a member of the Board.  Your Board service and fees payable for that service as described below shall continue for so long as you continue to serve as a director of the Company.

Going forward, while serving on the Board (and any of its committees), you will receive compensation for your service, contingent upon completion of the IPO, as follows:

•                  An annual fee of $25,000 in cash, payable monthly in arrears, for your service as a member of the Board.

In addition, both before and after the IPO, you will also be reimbursed for your reasonable out-of-pocket expenses associated with your attendance at any meeting of the Board or its committees upon presentation of appropriately itemized documentation of the expenses as the Company may reasonably request.

Further, you will also receive compensation for your service to the Company unrelated to your services on the Board, contingent upon completion of the IPO, as follows:

•                  An annual fee of $25,000 in cash, payable in monthly arrears, for your assessment and review of potential store locations; and

•                  A per day fee of $1,000 in cash, payable promptly after each visit, for each day that you conduct a real estate visit or visits to assess store locations.

This letter contains all the understandings between the parties hereto and supersedes all undertakings and agreements, whether oral or in writing, previously entered into between you and the Company (and its affiliates).

We look forward to continuing a mutually rewarding relationship.  Please sign below to acknowledge and agree to the terms of this letter.

Very truly yours,

BODY CENTRAL ACQUISITION CORP.

By:
B. Allen Weinstein, its
President and Chief Executive Officer

Enclosures

cc:           The Board of Directors

ACKNOWLEDGED AND AGREED:

Jerrold Rosenbaum